Exhibit 99.1

PRESS RELEASE

Juniata Valley Financial Corp. Announces Quarterly Earnings and Declares Dividend

Mifflintown, PA –October 24, 2012— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended September 30, 2012 were $1,132,000 and $0.27, respectively, representing decreases of 6.8% and 6.9%, respectively, compared to the same quarter in 2011 and as compared to the immediate preceding quarter in 2012.

Juniata Valley’s third quarter 2012 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the immediate preceding quarter in 2012 and the same quarter one year earlier, are shown in the table below.

	Quarter Ended
	September 30, 2012	June 30, 2012		September 30, 2011
	Results	Results	% Change	Results	% Change
Net Income	$1,132,000	$1,215,000	-6.8%	$1,214,000	-6.8%
ROA	0.99%	1.06%	-6.6%	1.07%	-7.5%
ROE	9.07%	9.87%	-8.1%	9.57%	-5.2%
EPS (basic and fully diluted)	$0.27	$0.29	-6.9%	$0.29	-6.9%

The decrease in net income in the third quarter of 2012 versus the third quarter of 2011 primarily resulted from lower net interest income, with the decrease in net interest income driven by lower outstanding loan balances and a lower net interest margin. Total assets on September 30, 2012 were $454.8 million, which represents an increase of 1.7% from December 31, 2011. The increase was funded by deposit increases of 1.7%. During the same timeframe, loan balances declined by 3.9%. Several factors contributed to the decline in loan balances. First, loan balances have been intentionally reduced as a result of targeted efforts by Bank personnel to address, through collection efforts or charge-offs, loans which were nonperforming or which had the potential to become nonperforming. Secondly, demand for new loan business remains low as a result of the continuing soft economic conditions. Additionally, in order to minimize long-term interest rate risk, most fixed-rate residential mortgage loans originated by Juniata are sold into the secondary market, with Juniata retaining the associated servicing rights; this activity reduces loan balances but allows the generation of fee income. Ms. Barber commented, “We will continue to focus on growth in loans, but remain committed to booking quality assets.”

The net interest margin on a fully tax-equivalent basis was 3.57% in the third quarter of 2012 versus 3.83% and 3.66% in the third quarter of 2011 and the second quarter of 2012, respectively. Non-interest income in the third quarter of 2012 increased by 4.9% and 24.7%, respectively, when compared to the immediate preceding quarter in 2012 and the same quarter one year ago. In addition to the increase in secondary market loan origination fees and other income derived from loan activity, commissions from the sale of non-deposit products increased in the third quarter of 2012 as compared to both the immediate preceding quarter and the same quarter one year ago. Non-interest expense increased in the third quarter of 2012 by 1.6% and 5.3%, respectively, when compared to the immediate preceding quarter and to the same quarter one year ago.

Net income and fully-diluted earnings per share for the nine months ended September 30, 2012 were $2,765,000 and $0.65, respectively. These earnings measures compared to $3,544,000 and $0.83, respectively, for the same nine month period of 2011. The 2012 nine-month period was generally impacted by the same factors mentioned above for the third quarter of 2012; year-to-date earnings for 2012 were further negatively impacted by an unusually large provision for loan losses of $1,108,000 in the first quarter of 2012, due to specific loan loss provisions associated with two impaired loan relationships.

On October 16, 2012, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the fourth quarter of 2012, payable on December 3 to shareholders of record on November 15.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, declines in the market values of securities in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.